NESTOR, INC.

                CERTIFICATE OF POWERS, DESIGNATIONS,
                   PREFERENCES AND SPECIAL RIGHTS
              OF SERIES E CONVERTIBLE PREFERRED STOCK

                RELATIVE RIGHTS AND PREFERENCES AND
             OTHER TERMS AS FIXED AND DETERMINED BY THE
                         BOARD OF DIRECTORS

                            * * * * * *

     Nestor, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company, by action taken on January 13, 1996, adopted the following resolution, which resolution remains in full force and effect as of the date hereof;

     WHEREAS, the Board of Directors of the Company is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of Delaware; and

     WHEREAS, it is the desire of the Board of Directors of the Company pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series;

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of preferred stock on the terms and with the provisions herein set forth:

     Designation, Amount and Rank. One thousand four hundred and forty-four (1,444) shares of a convertible preferred stock, $1.00 par value per share, shall constitute a series of such preferred stock designated as "Series E Convertible Preferred Stock" (the "Series E Preferred Stock"). With respect to dividend rights, redemption rights and rights on liquidation, winding up and dissolution, the Series E Preferred Stock (i) shall rank junior to the Series F Preferred Stock and the Series G Preferred Stock, (ii) shall rank pari passus with the Series A Preferred Stock and Series H Preferred Stock, and (iii) shall rank prior to the Series B Preferred Stock, the Series D Preferred Stock, the Common Stock and any other class of capital stock or series of preferred stock hereafter created. The Series E Preferred Stock shall be issued pursuant to the following additional terms and conditions:

               1.  Series E Preferred Stock.

               1.1.  Definitions.

               As used herein, unless the context otherwise requires, the following terms have the following meanings:

               1.1.1.  "Additional Director" means any
     director whom holders of shares of Series E Preferred Stock and Series H Preferred Stock shall be entitled to elect by virtue of the provisions of Section 1.4.3 hereof.

               1.1.2.  "Additional Shares of Common Stock"
     means all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Sections 1.7.3 or 1.7.4, deemed to be issued) by the Company after the date hereof, whether or not subsequently reacquired or retired by the Company other than (a) the issuance of shares upon conversion of the Preferred Stock; (b) shares issued upon the exercise of the Currently Outstanding Warrants; (c) shares issued upon the exercise of the Warrants; (d) shares to be issued pursuant to Company sponsored employee benefit and compensation arrangements, but not to exceed 2,000,000 (subject to equitable adjustment in the event of any combination, reclassification, stock split, dividend or recapitalization of the Company); and
     (e) such additional number of shares, if any, as may become issuable upon the conversion or exercise of any of the securities referred to in the foregoing clauses (a) through (d) and by reason of adjustments required pursuant to anti-dilution provisions applicable to such Preferred Stock as in effect on the date hereof, but only if and to the extent that such adjustments are required as the result of the original issuance of such Series E Preferred Stock.

               1.1.3. "BHCA Holder" shall mean any original holder of the Series E Preferred Stock that at the time of its original acquisition of the Series E Stock from the Company is subject to the Bank Holding Company Act of 1956, as amended.

               1.1.4. "Book Value Event" means the end of any fiscal quarter of the Company if the book value per share of Common Stock of the Company determined in accordance with generally accepted accounting principles (assuming the conversion of all outstanding Convertible Securities and the exercise of all outstanding Company stock options but excluding the effect of the exercise of the Currently Outstanding Warrants or the Warrants) exceeds $.70.

               1.1.5. "Business Day" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in the City of New York are authorized by law or other governmental action to be closed. Any reference to "days" (unless Business Days are specified) shall mean calendar days.

               1.1.6.  "Closing" means the date of closing of
     any Triggering Event, as contemplated by Section 1.6.2 hereof.

               1.1.7.  "Common Stock" means the Company's
     Common Stock, $.01 par value, such term to include any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

               1.1.8. "Conversion Price" means (a) prior to August 1, 2004, $1.50, subject to adjustment pursuant to Sections 1.7 and 1.9 hereof or (b) on or after August 1, 2004, the lower of $1.00 or the Conversion Price then otherwise in effect pursuant to the preceding subsection
     (a).

               1.1.9.  "Convertible Securities" means any
     evidences of indebtedness, shares of stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for additional shares of Common Stock.

               1.1.10.  "Current Market Price" means on any
     date specified herein, the average daily Market Price during the period of the most recent twenty (20) days, ending on such date, on which the national securities exchanges were open for trading, except that if no Common Stock is then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Current Market Price shall be the Market Price on such date.

               1.1.11. "Currently Outstanding Warrants" means the common stock purchase warrants and non-qualified options listed in Exhibit A hereto for the purchase of an aggregate of 1,407,375 shares of the Common Stock (based on the current capitalization of the Company).

               1.1.12.  "Dividend Payment Date" means March
     31, June 30, September 30 and December 31 of each year, commencing September 30, 1994.

               1.1.13.  "Dividend Period" means each of the
     periods commencing January 1 and ending March 31 of any year, commencing April 1 and ending June 30 of any year, commencing July 1 and ending September 30 of any year and commencing October 1 and ending December 31 of any year.

               1.1.14. "Four-Dividend Default" means any time when the Company is in default in the payment of cash dividends on the Series E Preferred Stock and the Series H Preferred Stock for any four (4) consecutive Dividend Periods occurring after the date on which the Restricted Period ends or for any four Dividend Periods within any eight (8) consecutive Dividend Periods after such date.

               1.1.15.  "Lender Default" means any time when
     (i) the Company shall violate the provisions of or be in default under the terms of any loan or other agreement relating to indebtedness of the Company or its subsidiaries or (ii) a judgement shall be entered against the Company or any of its subsidiaries, in an amount exceeding $50,000 for failure to pay trade creditors or indebtedness and such judgment shall remain unpaid for more than sixty days.

               1.1.16.  "Mandatory Redemption Date" means the
     Mandatory Redemption Date stated in Section 1.5.2 hereof.

               1.1.17.  "Market Price" means on any date
     specified herein, the amount per share of the Common Stock, equal to (a) the last sale price of such Common Stock, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which such Common Stock is then listed or admitted to trading, or (b) if such Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date, or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the closing bid and asked prices of the Common Stock on such date as shown by the NASD automated quotation system, or (d) if such Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the value as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (and approved by the holders of a majority of the outstanding shares of Series E Preferred Stock and Series H Preferred Stock) as of the last day of any month ending within thirty (30) days preceding the date as of which the determination is to be made.

               1.1.18.  "Options" means rights, options or
     warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common Stock or Convertible
     Securities.

               1.1.19.  "Other Securities" means any stock
     (other than Common Stock) and other securities of the Company or any other Person (corporate or otherwise) which the holders of Preferred Stock at any time shall be entitled to receive, or shall have received, upon the conversion of Preferred Stock, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

               1.1.20.  "Person" means a corporation, an
     association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

               1.1.21. "Preferred Stock" means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock.


               1.1.22.  "Redemption Date" means any date fixed
     for redemption of shares of Series E Preferred Stock and Series H Preferred Stock pursuant to the provisions of
     Section 1.5 hereof.

               1.1.23.  "Redemption Notice" means the written
     notice of redemption contemplated by Section 1.5.5 hereof.

               1.1.24.  "Restricted Period" shall mean the
     period beginning on the date of original issue of any shares of the Series C Preferred Stock in exchange for which (and upon the cancellation of) the shares of Series E Preferred Stock or shares of Series H Preferred Stock were issued and ending on the earlier of (i) the first day of the calendar quarter in which the Company first pays cash dividends on its Common Stock pursuant to
     Section 1.2.5 hereof and (ii) June 30, 1998.

               1.1.25.  "Securities Act" means the Securities
     Act of 1933, as amended.

               1.1.26.  "Series A Preferred Stock" means the
     Series A Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed August 30, 1990 with the Secretary of
     State of the State of Delaware.

               1.1.27.  "Series B Preferred Stock" means the
     Series B Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed June 10, 1992 with the Secretary of
     State of the State of Delaware.

               1.1.28. "Series C Preferred Stock" means the Series C Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed August 1, 1994 with the Secretary of State of the State of Delaware, and cancelled, pursuant to a Certificate of Cancellation filed with the Secretary of State of the State of Delaware following the issuance of the Series E Preferred Stock and the Series H Preferred Stock.

               1.1.29.  "Series D Preferred Stock" means the
     Series D Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed August 9, 1995 with the Secretary of
     State of the State of Delaware.

               1.1.30.  "Series E Preferred Stock" means the
     Series E Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed January 30, 1996 with the Secretary of
     State of the State of Delaware.

               1.1.31.  "Series F Preferred Stock" means the
     Series F Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed January 30, 1996 with the Secretary of
     State of the State of Delaware.

               1.1.32.  "Series G Preferred Stock" means the
     Series G Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed January 30, 1996 with the Secretary of
     State of the State of Delaware.

               1.1.33.  "Series H Preferred Stock" means the
     Series H Convertible Preferred Stock, $1.00 par value, of the Company created pursuant to a Certificate of Designation filed January 30, 1996 with the Secretary of
     State of the State of Delaware.

               1.1.34.  "Special Redemption Event" has the
     meaning set forth in Section 1.5.3.

               1.1.35. "Special Series E Voting Rights" means the special voting rights which holders of the Series H Preferred Stock that are not BHCA Holders are entitled to exercise by virtue of the provisions of Section 1.4.3 hereof.

               1.1.36.  "Stated Value" per share means (i)
     with respect to the Series A Preferred Stock, two dollars ($2.00), (ii) with respect to the Series B Preferred Stock, one dollar ($1.00), (iii) with respect to the Series D Preferred Stock, one dollar and fifty cents ($1.50), and (iv) with respect to the Series E Preferred Stock, One Thousand Dollars ($1,000) plus all accumulated and unpaid dividends, if any, added thereto pursuant to
     Section 1.2.2 and minus all amounts paid in cash in respect of such previously accumulated and unpaid dividends that were originally added to such Stated Value pursuant to Section 1.2.2., and (v) with respect to the Series H Preferred Stock, One Thousand Dollars ($1,000) plus all accumulated and unpaid dividends, if any, added thereto pursuant to Section 1.2.2 and minus all amounts paid in cash in respect of such previously accumulated and unpaid dividends that were originally added to such Stated Value pursuant to Section 1.2.2.

               1.1.37. "Two-Dividend Default" means any time when the Company is in default in the payment of cash dividends on the Series E Preferred Stock and Series H Preferred Stock for any two (2) consecutive Dividend Periods occurring after the date on which the Restricted Period ends or for any two Dividend Periods within any six (6) consecutive Dividend Periods occurring after such date.

               1.1.38.  "Triggering Event" means the
     consummation of an underwritten public offering prior to August 1, 1997 pursuant to an effective registration statement under the Securities Act covering the offering and sale of shares of Common Stock (i) in which the aggregate proceeds to the Company exceed $10,000,000 and
     (ii) in which the price per share at which the Common Stock is initially offered to the public equals or exceeds $3.00 per share (which amount shall be equitably adjusted to take into account any changes in capitalization of the Company occurring after August 1,
     1994).

               1.1.39. "Unpaid Dividends" means all dividends with respect to the Series E Preferred Stock and the Series H Preferred Stock which have accrued but which have not been either paid in cash or added to the Stated Value thereof pursuant to Section 1.2.2.

               1.1.40. "Warrants" means those certain Common Stock Purchase Warrants, initially providing for the acquisition of an aggregate of 1,400,000 shares of Common Stock, originally issued pursuant to (a) the Securities Purchase Agreement, dated August 1, 1994, by and between the Company and Wand/Nestor Investments L.P. (and any Warrants issued in substitution therefor), and (b) the Letter of Engagement, dated April 26, 1994, among the Company, Hill & Partners and Wand Partners Inc. (and any Warrants issued in substitution therefor).

               1.2.  Dividends.

               1.2.1.  The holder of each issued and
     outstanding share of Series E Preferred Stock and Series H Preferred Stock shall be entitled to receive, out of the funds of the Company legally available for such purpose, when, as and if declared by the Board of Directors of the Company, before any dividend shall be declared, paid or set aside, or any other distribution shall be declared or made, upon the Common Stock or any other class or series of stock of the Company (other than the Series F Preferred Stock and the Series G Preferred Stock), dividends in cash at a dividend rate of seven percent (7.0%) per annum of the Stated Value per share of Series E Preferred Stock and Series H Preferred Stock, calculated on a daily basis, for each Dividend Period or portion thereof during which such Series E Preferred Stock and Series H Preferred Stock are outstanding. Notwithstanding the foregoing, the Company may declare and pay dividends in the form of Common Stock (with fractional shares to be paid in cash) pursuant to the terms of the Series D Preferred Stock.

               1.2.2.  Notwithstanding anything to the
     contrary herein provided, in the event that any portion of the quarterly dividend for a Dividend Period on the Series E Preferred Stock and the Series H Preferred Stock is not declared and paid in cash on any Dividend Payment Date, the amount of such accrued dividend which is not so paid shall be accumulated and shall automatically be added to the Stated Value of such share on such date. Accumulated dividends on shares of Series E Preferred Stock and the Series H Preferred Stock that have previously been added to the Stated Value thereof pursuant to the terms hereof may not thereafter be paid in cash except upon redemption by the Company. Unpaid dividends shall not bear interest but, to the extent accumulated and added to the Stated Value, shall continue to accrue dividends on a daily basis. Accumulated dividends on any share of Series E Preferred Stock and the Series H Preferred Stock which are added to the Stated Value thereof pursuant to the terms hereof shall not be deemed to be in arrears for any purpose whatsoever. Any dividends that have accrued on the Series E Preferred Stock and Series H Preferred Stock but have not yet been added to the Stated Value thereof shall constitute Unpaid Dividends. Notwithstanding anything to the contrary herein provided, no cash dividends shall be paid with respect to the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or the Series D Preferred Stock at any time when there are Unpaid Dividends with respect to the Series E Preferred Stock or the Series H Preferred Stock.

               1.2.3. Dividends payable with respect to the Series E Preferred Stock and the Series H Preferred Stock shall be calculated on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each and shall be payable on each Dividend Payment Date to the holders of record of the Series E Preferred Stock and the Series H Preferred Stock at the close of business on the date specified by the Board of Directors of the Company; provided, however, that no such record date shall be more than thirty (30) days nor less than ten (10) days prior to the respective Dividend Payment Date. Dividends on shares of Series E Preferred Stock and the Series H Preferred Stock shall accrue from the date of original issue of the shares of Series C Preferred Stock in exchange for which such shares of Series E Preferred Stock and Series H Preferred Stock were issued. Such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The date on which the Company originally issues any share of Series E Preferred Stock or Series H Preferred Stock will be deemed to be its "date of original issue" regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company.

               1.2.4. All dividends paid or added to Stated Value, as the case may be, with respect to shares of the Series E Preferred Stock or Series H Preferred Stock shall be paid or added to Stated Value, as the case may be, ratably (based on the respective Stated Values plus Unpaid Dividends of the Series E Preferred Stock and the Series H Preferred Stock) with respect to such shares to the holders of Series E Preferred Stock and Series H Preferred Stock entitled thereto.

               1.2.5. So long as any shares of the Series E Preferred Stock or Series H Preferred Stock are outstanding, the Company shall not declare, pay or set apart for payment any dividend or other distribution on any of the Company's Common Stock, or Preferred Stock (other than the Series F Preferred Stock, the Series G Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock) or make any payment on account of, or set apart for payment money for a sinking fund or other similar fund for the purchase, redemption or other retirement of, any of the Common Stock, or Preferred Stock (other than the Series F Preferred Stock, the Series G Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock) or any warrants, rights, calls or options exercisable for any of the Common Stock or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Company or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any Person directly or indirectly controlled by the Company to purchase or redeem any of the Common Stock or Preferred Stock (other than the Series F Preferred Stock, the Series G Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock) or any warrants, rights, calls or options exercisable for any of the Common Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all funds then required for the mandatory redemption of shares of the Series E Preferred Stock and the Series H Preferred Stock pursuant to Section 1.5.2 hereof, shall have been paid or be paid, and all Unpaid Dividends on shares of the Series E Preferred Stock and the Series H Preferred Stock not paid in cash, shall have been paid in cash or be paid in cash. Notwithstanding the foregoing, the Company may declare and pay cash dividends on the Common Stock provided that (a) the Company is not then in default with respect to any of its obligations to pay dividends on the Series E Preferred Stock and the Series H Preferred Stock, (b) cash dividends on Common Stock during any fiscal year of the Company do not exceed twenty percent (20%) of the after-tax earnings per share of Common Stock for the immediately preceding fiscal year of the Company and (c) all Unpaid Dividends on the Series E Preferred Stock and the Series H Preferred Stock shall be paid in cash concurrently with the payment of such cash dividend on the Common Stock. Notwithstanding the foregoing, the Company many declare and pay dividends in the form of Common Stock (with fractional shares to be paid in cash) pursuant to the terms of the Series D Preferred Stock.

               1.3.  Rights on Liquidation, Dissolution or
     Winding-Up.

               1.3.1.  In the event of any liquidation,
     dissolution or winding-up of the Company (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), after payment in full of all amounts due to the holders of Series F Preferred Stock and Series G Preferred Stock, the holders of shares of the Series A Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Series B Preferred Stock, Series D Preferred Stock, Common Stock or of shares of any other class or series of stock of the Company (other than the Series F Preferred Stock and Series G Preferred Stock), an amount equal to the Stated Value per share, plus an amount equal to any Unpaid Dividends to and including the date of distribution with respect to such shares. If, upon any liquidation, dissolution or winding-up of the Company (including, without limitation, a liquidation or reorganization under Chapter 7 or 11 of Title 11 of the United States Code, as amended), the assets of the Company available for distribution to its stockholders shall, after payment in full of all amounts due the holders of Series F Preferred Stock and Series G Preferred Stock, be insufficient (a "Liquidation Insufficiency") to pay the holders of shares of the Series A Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series A Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock shall be entitled to receive all the assets of the Company available for distribution and each such holder of shares of the Series A Preferred Stock, the Series E Preferred Stock and the Series H Preferred Stock shall share in any distribution in the proportion which the aggregate Stated Values of the shares of the Series A Preferred Stock (plus all Unpaid Dividends thereon), the Series E Preferred Stock (plus all Unpaid Dividends thereon) and the Series H Preferred Stock (plus all Unpaid Dividends thereon) held by such holder of the Series A Preferred Stock, Series E Preferred Stock or Series H Preferred Stock bears to the aggregate Stated Values of all shares of the Series A Preferred Stock (plus all Unpaid Dividends thereon), Series E Preferred Stock (plus all Unpaid Dividends thereon) and the Series H Preferred Stock (plus all Unpaid Dividends thereon) then outstanding. If there is no Liquidation Insufficiency and payment shall have been made to the holders of shares of the Series A Preferred Stock, Series E Preferred Stock and Series H Preferred Stock of the full amount to which they shall be entitled, then the holders of shares of the Series A Preferred Stock, Series E Preferred Stock and Series H Preferred Stock shall be entitled to receive no further distributions thereon and the holders of shares of the Series B Preferred Stock shall be entitled to receive an amount equal to the Stated Value (plus all Unpaid Dividends thereon) per share thereof. After payment shall have been made to the holders of shares of the Series B Preferred Stock of the full amounts to which they shall be entitled, the holders of shares of the Common Stock and of shares of any other class of stock of the Company, if any, shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its stockholders.

               1.4.  Voting Power.

               1.4.1.  Except as expressly provided herein in
     Section 1.4.7 or as required by law, any holder of Series E Preferred Stock that is a BHCA Holder shall have no voting rights. Except as otherwise expressly provided herein or as required by law, (i) each holder of Series E Preferred Stock that is not a BHCA Holder shall be entitled to vote on all matters as to which stockholders of the Company are entitled to vote, and (ii) each holder of Series E Preferred Stock (other than BCHA Holders) shall be entitled to cast a number of votes equal to the greatest number of whole shares of Common Stock into which such holder's shares of Series E Preferred Stock could be converted, pursuant to the provisions of Section
     1.6 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred Stock, Series D Preferred Stock, Series E Preferred Stock (other than BHCA Holders), Series F Preferred Stock, Series G Preferred Stock (other than BHCA Holders), Series H Preferred Stock and Common Stock shall be entitled to vote together as a class with respect to all matters as to which such stockholders of the Company are entitled to vote.

               1.4.2. The holders of Series E Preferred Stock (other than BHCA Holders) and Series H Preferred Stock shall have the right, voting together separately as a single class, to elect two (2) directors to the Board of Directors of the Company, which, unless increased pursuant to the Special Voting Rights, shall be composed of no more than ten (10) directors.

               1.4.3.  In the event that at any time there
     shall occur a Two-Dividend Default, then immediately upon the happening of such Two-Dividend Default and until such Two-Dividend Default and all defaults in the payment of quarterly dividends on the Series E Preferred Stock and Series H Preferred Stock subsequent to and occurring while such Two-Dividend Default exists shall be cured, the number of directors constituting the Board of Directors of the Company shall, without further action, be increased by two and the holders of Series E Preferred Stock (other than BHCA Holders) and Series H Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect two directors of the Company to fill such newly created directorship, the remaining directors to be elected by the class or classes of stock (including the Series E Preferred Stock (other than BHCA Holders) and the Series H Preferred Stock) entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors. In the event that at any time there shall occur a Four-Dividend Default or a Lender Default, then immediately on the happening of such Four-Dividend Default or Lender Default and until such Lender Default or Four-Dividend Default and all defaults in the payment of quarterly dividends on the Series E Preferred Stock subsequent to and occurring while such Four-Dividend Default exists shall be cured, then the number of directors constituting the Board of Directors of the Company shall, without further action, be further increased by six (in the case of a Four-Dividend Default) or by eight (in the case of a Lender Default) and the holders of Series E Preferred Stock (other than BHCA Holders) and the Series H Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect directors of the Company to fill such newly created directorships, the remaining directors to be elected by the class or classes of stock (including the Series E Preferred Stock and the Series H Preferred Stock) entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors. During the existence of a Four Dividend Default, a majority of the Directors not elected by the holders of the Series E Preferred Stock and the Series H Preferred Stock (or their affiliates) shall have the right to declare and pay dividends on the Series E Preferred Stock and the Series H Preferred Stock out of funds legally available for the payment of such dividends. Notwithstanding the foregoing provisions of this Section 1.4.3, upon payment in full of all quarterly dividends on the Series E Preferred Stock and the Series H Preferred Stock coming due subsequent to a Four-Dividend Default and the dividend which resulted in the Four-Dividend Default, so that no more than three consecutive quarterly dividends on the Series E Preferred Stock and the Series H Preferred Stock remain in default, the Special Series E Voting Rights of the holders of Series E Preferred Stock and the Series H Preferred Stock shall be reduced so that they have the right, voting separately as a class, to elect two Additional Directors of the Company. Notwithstanding the foregoing provisions of this Section 1.4.3, upon payment in full of (i) all quarterly dividends on the Series E Preferred Stock and the Series H Preferred Stock coming due subsequent to a Two-Dividend Default and the dividend which resulted in the Two-Dividend Default, or (ii) upon payment in full of all quarterly dividends on the Series E Preferred Stock and the Series H Preferred Stock coming due subsequent to a Four-Dividend Default and three of the dividends which resulted in a Four-Dividend Default, so that, in each case, no more than one quarterly dividend remains in default, or (iii) upon payment in full or cure of all Lender Defaults, the Special Series E Voting Rights shall terminate. Upon any termination of the aforesaid Special Series E Voting Rights, the term of office of each director elected by the holders of the Series E Preferred Stock and the Series H Preferred Stock pursuant to this
     Section 1.4.3 then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, by resolution of the Board of Directors, be reduced accordingly, subject always to the subsequent increase of the number of directors from time to time pursuant to this Section
     1.4.3 in the event of the periodic future vesting of the right of the holders of the Series E Preferred Stock (other than BHCA Holders) and Series H Preferred Stock to elect Additional Directors. The term of office of any director elected by the holders of the Series E Preferred Stock and Series H Preferred Stock pursuant to this
     Section 1.4.3 shall terminate upon the earlier of the termination of the Special Series E Voting Rights and the election of a successor to such director at any meeting of holders of the Series E Preferred Stock and the Series H Preferred Stock for the purpose of electing directors.

               1.4.4. Special Series E Voting Rights may be exercised either at a special meeting of holders of the Series E Preferred Stock and the Series H Preferred Stock, or at any annual or special meeting of stockholders of the Company, or may be exercised by the written consent of holders of the Series E Preferred Stock and the Series H Preferred Stock pursuant to the Delaware General Corporation Law.

               1.4.5.  At any time when Special Series E
     Voting Rights pursuant to Section 1.4.3 above shall have vested in holders of the Series E Preferred Stock (other than BHCA Holders) and the Series H Preferred Stock, and if such rights shall have not already been initially exercised, a proper officer of the Company shall, upon the written request of any holder of record of the Series E Preferred Stock (other than BHCA Holders) or Series H Preferred Stock then outstanding, addressed to the secretary of the Company, call a special meeting of holders of the Series E Preferred Stock and Series H Preferred Stock for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of the stockholders at the place for holding annual meetings of the stockholders of the Company or, if none, at a place designated by the secretary of the Company. If such a meeting shall not be called by the proper officer of the Company within ten (10) days after the personal service of such written request upon the secretary of the Company, or within ten (10) days after mailing the same within the United States, by first-class registered mail, addressed to the secretary of the Company at the Company's principal office (such mailing to be evidenced by registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) of the shares of the Series E Preferred Stock or the Series H Preferred Stock then outstanding may designate in writing a holder of Series E Preferred Stock or Series H Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this Section 1.4.5.
     Any holder of Series E Preferred Stock (other than BHCA Holders) or Series H Preferred Stock shall have access to the stock books of the Company for the purpose of causing a meeting of holders of Series E Preferred Stock (other than BHCA Holders) and Series H Preferred Stock to be called pursuant to the provisions hereof.

               1.4.6. At any meeting held for the purpose of electing directors at which the holders of Series E Preferred Stock and Series H Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of twenty-five percent (25%) of the then outstanding shares of Series E Preferred Stock and Series H Preferred Stock shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. In the absence of a quorum of the holders of Series E Preferred Stock and Series H Preferred Stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

               1.4.7.  Unless the vote of the holders of a
     greater number of shares of this Series E Preferred Stock shall then be required by law, the consent of the holders of at least 66-2/3% of all of the shares of this Series E Preferred Stock at the time outstanding, voting together as a separate class, shall be necessary for authorizing, effecting or validating any of the following:

               (a)  the creation, authorization or issue of
     any shares of any class or series of stock of the Company ranking prior to, or pari passu with, the shares of this Series E Preferred Stock as to dividends or upon liquidation or otherwise, or the reclassification of any authorized stock of the Company into any such prior shares, or the creation, authorization or issue of any obligation or security convertible into or evidencing the right to purchase any such prior shares; and

               (b) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any certificate amendatory thereof or supplemental thereto so as to affect adversely the preferences, rights, powers or privileges of this Series E Preferred Stock;

               1.5.  Redemption.

               1.5.1.  Optional Redemption.  On or after
     August 1, 1995, the Company shall have the right to redeem all or part of the Series E Preferred Stock upon not less than ten (10) days prior written notice to the holders of the Series E Preferred Stock.

               No shares of Series E Preferred Stock shall be redeemed pursuant to this Section 1.5.1 unless concurrently therewith shares of Series H Preferred Stock are redeemed on a pro rata basis (based on the respective Stated Values plus Unpaid Dividends of the Series H Preferred Stock and the Series E Preferred Stock) and no shares of Series H Preferred Stock shall be redeemed unless concurrently therewith shares of Series E Preferred Stock are redeemed on a pro rata basis (based on the respective Stated Values plus Unpaid Dividends of the Series H Preferred Stock and the Series E Preferred Stock).

               In the event of optional redemption by the Company within sixty days following any occurrence of a Book Value Event or in the event of optional redemption by the Company after December 31, 2004, shares of Series E Preferred Stock and Series H Preferred Stock shall be redeemed at a redemption price equal to the Stated Value per share, plus all Unpaid Dividends payable with respect to such shares as of the date fixed for redemption, without interest. In the event of optional redemption by the Company prior to January 1, 2005 in the absence of the existence of a Book Value Event, shares of Series E Preferred Stock and Series H Preferred Stock shall be redeemed at a redemption price equal to 107% of the Stated Value per share, plus all Unpaid Dividends payable with respect to such shares as of the date fixed for redemption without interest. In either circumstance, such redemption price shall be paid in cash.

               1.5.2.  Mandatory Redemption.  The Company
     shall redeem all (but not less than all) shares of Series E Preferred Stock and Series H Preferred Stock on August 1, 2004 (the "Mandatory Redemption Date") at a cash redemption price equal to the Stated Value per share of such Series E Preferred Stock and Series H Preferred Stock, plus all Unpaid Dividends on each such share up to and including the date of redemption.

     Payment shall be applied to the redemption of the shares of Series E Preferred Stock and Series H Preferred Stock, pro rata (based on the respective Stated Values plus Unpaid Dividends) among the holders of all outstanding shares of the Series E Preferred Stock and Series H Preferred Stock on the Mandatory Redemption Date and shall be paid to each such holder upon surrender of the certificate or certificates evidencing such shares to be redeemed to the secretary of the Company. If the Company fails to redeem all outstanding shares of Series E Preferred Stock and Series H Preferred Stock on the Mandatory Redemption Date, then the other terms of the Series E Preferred Stock and Series H Preferred Stock shall remain in full force and effect and the holder shall have no further recourse against the Company.

                1.5.3.  Special Redemption.  (a)  Upon the
     occurrence of any Special Redemption Event (as hereinafter defined), each holder of Series E Preferred Stock and Series H Preferred Stock shall have the right to require that the Company redeem, to the extent the Company lawfully may do so, all or a portion of the shares of Series E Preferred Stock and Series H Preferred Stock held by such holder, at a redemption price in cash equal to the Stated Value per share (plus all Unpaid Dividends thereon to the redemption date). No shares of Series H Preferred Stock shall be redeemed pursuant to this
     Section 1.5.3 unless concurrently therewith shares of Series E Preferred Stock are redeemed on a pro rata basis (based on the respective Stated Values plus Unpaid Dividends of the Series E Preferred Stock and the Series H Preferred Stock) and no shares of Series H Preferred Stock shall be redeemed pursuant to this
     Section 1.5.3 unless concurrently therewith shares of Series E Preferred Stock are redeemed on a pro rata basis (based on the respective Stated Values plus Unpaid Dividends of the Series E Preferred Stock and the Series H Preferred Stock).

                (b) Within five Business Days following any Special Redemption Event (as hereinafter defined), the Company will mail to each holder of Series E Preferred Stock and Series H Preferred Stock a notice (the "Special Redemption Event Notice") (i) stating that a Special Redemption Event has occurred; (ii) setting forth a purchase date (the "Special Redemption Date"), which shall be no earlier than 20 Business Days nor later than 30 Business Days from the date the Special Redemption Event Notice is mailed; (iii) setting forth the Conversion Price then in effect with respect to such shares of Series E Preferred Stock and Series H Preferred Stock, pursuant to the provisions of Section 1.6 hereof; and (iv) setting forth the instructions reasonably determined by the Company, consistent with this Section 1.5.3 and applicable law, that a holder must follow in order to require the redemption of his Series E Preferred Stock and Series H Preferred Stock. Holders of Series E Preferred Stock and Series H Preferred Stock seeking to require that the Company redeem their shares will be required to surrender their shares to the Company prior to the close of business on the third Business Day prior to the Special Redemption Date.

                (c) Immediately prior to the redemption of any shares of Series E Preferred Stock and Series H Preferred Stock pursuant to this Section 1.5.3., the Company shall declare and pay a cash dividend on all outstanding shares of Series E Preferred Stock and Series H Preferred Stock in an amount equal to the aggregate amount of all accumulated and unpaid dividends that have been added to the Stated Value thereof and all accrued Unpaid Dividends thereon to the Special Redemption Date. Upon the Special Redemption Date, the redemption price of such shares shall be payable to the order of the person whose name appears on the certificate or certificates representing such shares as the owner thereof and each surrendered certificate shall be cancelled. From and after the date the Company shall irrevocably deposit an amount equal to the redemption price of the shares of Series E Preferred Stock and Series H Preferred Stock to be redeemed in trust for the holders of such shares with a bank having capital and surplus in excess of $100 million, which bank shall be named in the Special Redemption Event Notice, all rights of the holders of such Series E Preferred Stock and Series H Preferred Stock, except the right to receive such redemption price without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

                (d)  "Special Redemption Event" shall mean:

                (i)  consummation of any merger,
             reorganization or consolidation transaction involving the Company;

                (ii) the acquisition by purchase or otherwise
             of a controlling interest in the business or assets of, or the stock or other evidence of beneficial ownership of, any other Person if consummation of such transaction results in a transfer of ownership of a majority of the voting securities of the Company to such other Person or its stockholders;

                (iii) the sale, lease, conveyance, transfer,
             exchange, encumbrance or other disposition, in one transaction or a series of related transactions, of more than 25% of the assets of the Company; provided, however, that a definitive agreement between the Company and a party with which it is currently negotiating that contemplates an ongoing revenue stream to the Company based on commercial exploitation of the Company's technology and requiring a payment to the Company upon execution of at least $1.25 million, such payment to be not primarily in consideration of any requirement that the Company render services, shall not be deemed to breach this provision if such agreement is executed on or before July 31, 1996; or

                (iv) the sale or other disposition of voting securities of the Company, in a transaction or a series of related transactions, if consummation of such transaction or transactions results in a transfer of ownership of a majority of the voting securities of the Company.

                (e) Anything in this Section 1.5.3 to the contrary notwithstanding, no BHCA Holder shall be entitled to require that the Company redeem any of its Series G Preferred Stock pursuant to this Section 1.5.3 unless the Federal Reserve System has confirmed in advance that such redemption does not violate the Bank Holding Company Act of 1956, as amended.

               1.5.4. With respect to any optional redemption of Series E Preferred Stock, each redemption of Series E Preferred Stock shall be made so that the number of shares of Series H Preferred Stock held by each registered holder thereof shall be reduced in an amount which shall bear the same ratio to the total number of shares of Series E Preferred Stock being so redeemed as the number of shares of Series E Preferred Stock then held by such holder bears to the aggregate number of shares of Series E Preferred Stock then outstanding.

               1.5.5. Except as otherwise provided herein, at least twenty (20) days before any Redemption Date (ten (10) days if such redemption is in connection with a Book Value Event), a Redemption Notice shall be mailed, postage prepaid, to each holder of record of the Series E Preferred Stock and Series H Preferred Stock which is to be redeemed, at its address shown on the records of the Company; provided, however, that the Company's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series E Preferred Stock and Series H Preferred Stock as provided herein. The Redemption Notice shall set forth:

               (i) the number of shares of Series H Preferred Stock held by the holder which shall be redeemed by the Company, and the total number of shares of Series E Preferred Stock and Series H Preferred Stock held by all holders of such series to be so redeemed;

               (ii)  the Redemption Date and the redemption
          price;

               (iii) that the holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the shares of Series E Preferred Stock and Series H Preferred Stock to be redeemed;

               (iv) the Conversion Price then in effect with respect to such shares of Preferred Stock, pursuant to the provisions of Section 1.6 hereof; and

               (v)  that the conversion rights of shares of
          Series E Preferred Stock and Series H Preferred Stock to be redeemed shall terminate at the close of business on the date prior to the Redemption Date.

               1.5.6. Each holder of shares of Series E Preferred Stock and Series H Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company at the place designated in the Redemption Notice and thereupon the applicable redemption price for such shares shall be paid to the order of the Person whose name appears on such certificate or certificates and each surrendered certificate shall be cancelled and retired.

               1.5.7. From and after the Redemption Date, no shares of Series E Preferred Stock and Series H Preferred Stock thereupon subject to redemption shall be entitled to any further accrual of any dividends pursuant to Section 1.2 hereof or to the conversion provisions set forth in Section 1.6 hereof; provided, however, that sufficient funds for payment of the redemption price for the shares of Series E Preferred Stock and Series H Preferred Stock to be redeemed are deposited or held and set apart for that purpose at the place of payment on or prior to the Redemption Date.

               1.5.8. If the Redemption Notice shall have been mailed as provided herein, and if on or before the Redemption Date specified in such notice the consideration necessary for such redemption shall have been set apart so as to be available therefor, then on and after the close of business on the Redemption Date the shares of Series E Preferred Stock and Series H Preferred Stock called for redemption, notwithstanding that any certificate therefor shall not have been surrendered for cancellation, shall no longer be deemed outstanding, and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive upon surrender of their certificates the consideration payable upon redemption thereof. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

               1.6.  Conversion Rights.

               1.6.1. Each holder of the shares of Series E Preferred Stock shall have the right, at the election of such holder, exercised at any time and from time to time, to convert, subject to the terms and provisions hereof (including, in the case of BHCA Holders, the restrictions stated in Section
     1.14.2 hereof), all or any portion of such shares of Series E Preferred Stock into fully paid and non-assessable shares of Common Stock of the Company or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof. Such conversion of Series E Preferred Stock to shares of Common Stock shall be made at the Conversion Price, subject to adjustment from time to time as set forth herein. Series E Preferred Stock may be converted by the holder thereof during normal business hours on any Business Day by surrender of the required number of shares of Series E Preferred Stock, accompanied by written evidence of the holder's election to convert such holder's Series E Preferred Stock or portion thereof, to the Company at its principal executive offices. Payment of the Conversion Price for the shares of Common Stock specified in such election shall be made by applying shares of Series E Preferred Stock, valued at the Stated Value per share. Payment of Unpaid Dividends, if any, applicable to such converted shares of Series E Preferred Stock shall be made in accordance with Section 1.6.5.

               1.6.2. All or part of the outstanding shares of Series E Preferred Stock (other than shares held by BHCA Holders) shall, at the option of the Company and upon written notice to the holders thereof given not less than ten (10) days prior to the Closing of a Triggering Event be converted, by applying shares of Series E Preferred Stock valued at the Stated Value per share, as of the date and time of the Closing into shares of Common Stock at the Conversion Price automatically and without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent. Payment of Unpaid Dividends, if any, applicable to such converted shares of Series E Preferred Stock shall be made in accordance with Section 1.6.5.

               1.6.3. Upon the conversion of Series E Preferred Stock, the holders of such Series E Preferred Stock shall surrender the certificates representing such shares at the office of the Company. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion (or to pay any Unpaid Dividends in connection with such conversion) unless certificates evidencing such shares of Series E Preferred Stock being converted are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed and delivers to the Company an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

               1.6.4. Each conversion of Series E Preferred Stock shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such Series E Preferred Stock shall have been surrendered to the Company as provided herein (except that if such conversion is in connection with a Triggering Event, then such conversion shall be deemed to have been effected concurrently with the Closing of such Triggering Event), and such conversion shall be at the Conversion Price in effect at such time. On each such day that the conversion of shares of Series E Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for shares of Common Stock are issuable upon such conversion shall be deemed to have become the holder or holders of record thereof.

               1.6.5.   As promptly as practical after the
     conversion of shares of Series E Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with a Triggering Event, in which event concurrently with such conversion), the Company at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes and other than any taxes arising by reason of issuance of shares of Common Stock to any person other than such holder) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct,
     (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon such conversion plus, in lieu of any fractional shares to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the Current Market Price per share of Common Stock and (ii) Unpaid Dividends, if any, applicable as of the time of conversion to those shares of Preferred Stock which are converted. Such Unpaid Dividends shall be paid in cash, without interest. In case fewer than all the shares of Series H Preferred Stock represented by any surrendered certificate are converted into Common Stock, a new certificate representing the shares of Series H Preferred Stock not converted shall be issued without cost to the holder thereof.

               1.7. Anti-Dilution Adjustments. The number of shares of Common Stock issuable upon any conversion provided for in Section 1.6 shall be subject to adjustment, from time to time, in accordance with the following provisions:

                    1.7.1. Issuance of Additional Shares of Common Stock. In case the Company at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 1.7.3 or 1.7.4) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale, then, in each such case, subject to Section 1.7.8, such Conversion Price shall be reduced, concurrently with such issue or sale, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction

               (a)  the numerator of which shall be (i) the
          number of shares of Common Stock outstanding immediately prior to such issue or sale plus (ii) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such Additional Shares of Common Stock so issued or sold would purchase at such Conversion Price, and

               (b)  the denominator of which shall be the
          number of shares of Common Stock outstanding immediately after such issue or sale,

     provided that, for the purposes of this Section 1.7.1, (x) immediately after any Additional Shares of Common Stock are deemed to have been issued pursuant to Section 1.7.3 or 1.7.4, such Additional Shares shall be deemed to be outstanding and
     (y) treasury shares shall not be deemed to be outstanding.

               1.7.2.  Adjustment of Conversion Price Upon
     Extraordinary Dividends and Distributions. In case the Company at any time or from time to time after the date hereof shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or Options by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on the Common Stock, other than (a) a dividend payable in Additional Shares of Common Stock or (b) a cash dividend permitted pursuant to Section
     1.2.5 hereof, then, and in each such case, subject to Section 1.7.8, the Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of any class of securities entitled to receive such dividend or distribution shall be reduced, effective as of the close of business on such record date, to a price (calculated to the nearest .001 of a cent) determined by multiplying such Conversion Price by a fraction

               (a) the numerator of which shall be the Current Market Price in effect on such record date or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading, less the amount of such dividend or distribution (as determined in good faith by the Board of Directors of the Company) applicable to one share of Common Stock,

               (b)  the denominator of which shall be such
          Current Market Price,

     provided that, in the event that the amount of such dividend as so determined is equal to or greater than 25% of such Current Market Price or in the event that such fraction is less than three fourths (3/4), in lieu of the foregoing adjustment, adequate provision shall be made so that the holders of the Series H Preferred Stock shall receive, in the same form and at the same time such dividend is payable to holders of Common Stock, a pro rata share of such dividend based upon the maximum number of shares of Common Stock at the time issuable to such holders upon conversion of such Series H Preferred Stock.

               1.7.3.  Treatment of Options and Convertible
     Securities. In case the Company at any time or from time to time after the date hereof shall issue, sell, grant or assume, or shall fix a record date for the determination of holders of any class of securities entitled to receive, any Options or Convertible Securities, then and in each such case, the maximum number of Additional Shares of Common Stock (as set forth in the instrument relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, sale, grant or assumption or, in case such a record date shall have been fixed, as of the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), provided that such Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.7.5) of such shares would be less than the Conversion Price in effect on the date of and immediately prior to such issue, sale, grant or assumption or immediately prior to the close of business on such record date (or, if the Common Stock trades on an ex-dividend basis, on the date prior to the commencement of ex-dividend trading), as the case may be, and provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued

               (a)  no further adjustment of the Conversion
          Price shall be made upon the subsequent issue or sale of Convertible Securities or shares of Common Stock upon the exercise of such Options or the conversion or exchange of such Convertible Securities;

               (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Additional Shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (by change of rate or otherwise), the Conversion Price computed upon the original issue, sale, grant or assumption thereof (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options, or the rights of conversion or exchange under such Convertible Securities, which are outstanding at such time;

               (c)  upon the expiration (or purchase by the
          Company and cancellation or retirement) of any such Options which shall not have been exercised or the expiration of any rights of conversion or exchange under any such Convertible Securities which shall not have been exercised (or purchase by the Company and cancellation or retirement of any such Convertible Securities the rights of conversion or exchange under which shall not have been exercised), the Conversion Price computed upon the original issue, sale, grant or assumption (or upon the occurrence of the record date, or date prior to the commencement of ex-dividend trading, as the case may be, with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration (or such cancellation or retirement, as the case may be), be recomputed as if:

               (i) in the case of Options for Common Stock or Convertible Securities, the only Additional Shares of Common Stock issued or sold were the Additional Shares of Common Stock, if any, actually issued or sold upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue or sale of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

               (ii)  in the case of Options for Convertible
          Securities, only the Convertible Securities, if any, actually issued or sold upon the exercise of such Options were issued at the time of the issue, sale, grant or assumption of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have then been issued was the consideration actually received by the Company for the issue, sale, grant or assumption of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (pursuant to Section 1.7.5) upon the issue or sale of such Convertible Securities with respect to which such Options were actually exercised;

               (d) no readjustment pursuant to subdivision (b) or (c) above shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of such Options or Convertible Securities; and

               (e)  in the case of any such Options which
          expire by their terms not more than thirty (30) days after the date of issue, sale, grant or assumption thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in subdivision (c) above.

               1.7.4. Treatment of Stock Dividends, Stock Splits, etc. In case the Company at any time or from time to time after the date hereof shall declare or pay any dividend on the Common Stock payable in Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then, and in each such case, Additional Shares of Common Stock shall be deemed to have been issued (a) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or (b) in the case of any such subdivision, at the close of business on the date immediately prior to the day upon which such corporate action becomes effective.

               1.7.5.   Computation of Consideration.  For the
     purposes of this Section 1.7,

               (a) the consideration for the issue or sale of any Additional Shares of Common Stock shall, irrespective of the accounting treatment of such consideration,

               (i) insofar as it consists of cash, be computed at the net amount of cash received by the Company, without deducting any expenses paid or incurred by the Company or any commissions or compensation paid or concessions or discounts allowed to underwriters, dealers or others performing similar services in connection with such issue or sale,

               (ii)  insofar as it consists of property
          (including securities) other than cash, be computed at the fair value thereof at the time of such issue or sale, as determined in good faith by the Board of Directors of the Company (subject to confirmation by a firm of independent certified public accountants of recognized standing approved by the holders of a majority of the Series E Preferred Stock and Series H Preferred Stock), and

               (iii) in case Additional Shares of Common Stock are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (i) and (ii) above, allocable to such Additional Shares of Common Stock, all as determined in good faith by the Board of Directors of the Company (subject to confirmation by a firm of independent certified public accountants of recognized standing approved by the holders of a majority of the Series E Preferred Stock and Series H Preferred Stock);

               (b) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.3, relating to Options and Convertible Securities, shall be deemed to have been issued for a consideration per share determined by dividing

               (i)   the total amount, if any, received and
          receivable by the Company as consideration for the issue, sale, grant or assumption of the Options or Convertible Securities in question, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration to protect against dilution) payable to the Company upon the exercise in full of such Options or the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, in each case computing such consideration as provided in the foregoing subdivision (a), by

               (ii)  the maximum number of shares of Common
          Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities; and

               (c) Additional Shares of Common Stock deemed to have been issued pursuant to Section 1.7.4, relating to stock dividends, stock splits, etc., shall be deemed to have been issued for no consideration.

               1.7.6. Adjustments for Combinations, etc. In case the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               1.7.7. Dilution in Case of Other Securities. In case any Other Securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or Other Securities) of the Company (or any issuer of Other Securities or any other Person referred to in
     Section 1.8) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the Company (or any such other issuer or Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 1.7, the conversion rights granted to holders of Series C Preferred Stock, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 1.7 with respect to the Conversion Price shall be made as nearly as possible in the manner so provided and applied to determine the amount of Other Securities from time to time receivable upon the conversion of the shares of Series H Preferred Stock, so as to protect the holders of the Series H Preferred Stock against the effect of such dilution.

               1.7.8. Minimum Adjustment of Conversion Price. If the amount of any adjustment of the Conversion Price required pursuant to this Section 1.7 would be less than one-half of one percent (1%) of the Conversion Price in effect at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one-half of one percent (1%) of such Conversion Price.

               1.8.  Consolidation, Merger, etc.

               1.8.1. Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Company after the date hereof (a) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation of such consolidation or merger, or (b) shall permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, the Common Stock or Other Securities shall be changed into or exchanged for stock or other securities of any Other Person or cash or any other property, or (c) shall transfer all or substantially all of its properties or assets to any other Person, or (d) shall effect a capital reorganization or reclassification of the Common Stock or Other Securities (other than a capital reorganization or reclassification resulting in the issue of Additional Shares of Common Stock for which adjustment in the Conversion Price is provided in subsection 1.7.1 or 1.7.2), then, and in the case of each such transaction (excluding any such transaction which constitutes a Triggering Event and in connection with which the Company requires conversion of the Series E Preferred Stock), proper provision shall be made so that, upon the basis and the terms and in the manner provided herein, the holders of shares of Series E Preferred Stock, upon the conversion thereof at any time after the consummation of such transaction, shall be entitled to receive (at the aggregate Conversion Price in effect at the time of such consummation for all Common Stock or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock or Other Securities issuable upon such exercise prior to such consummation, the highest amount of securities, cash or other property to which such holder would actually have been entitled as a stockholder upon such consummation if such holder had exercised the conversion rights pertaining to the Series E Preferred Stock immediately prior thereto.

               1.8.2. Assumption of Obligations. Notwithstanding anything to the contrary herein provided, the Company will not effect any of the transactions described in subsections (a) through (d) of Section 1.8.1 (excluding any such transaction which constitutes a Triggering Event and in connection with which the Company requires conversion of the Series E Preferred Stock) unless, prior to the consummation thereof, each Person (other than the Company) which may be required to deliver any stock, securities, cash or property upon the conversion of shares of Series E Preferred Stock as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holders of the Series E Preferred Stock
     (a) the obligations of the Company with respect to the Series E Preferred Stock (and if the Company shall survive the consummation of such transaction, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company with respect to the Series H Preferred Stock), and (b) the obligation to deliver to such holder such shares of stock, securities, cash or property as, in accordance with the foregoing provisions of this Section 1.8, such holder may be entitled to receive, and such Person shall have similarly delivered to such holders of Series E Preferred Stock an opinion of counsel for such Person, which counsel shall be reasonably satisfactory to such holders, stating that the rights and privileges of the Series E Preferred Stock shall thereafter continue in full force and effect and the terms thereof (including, without limitation, all of the provisions of this Section 1.8) shall be applicable to the stock, securities, cash or property which such Person may be required to deliver upon any conversion of shares of Series E Preferred Stock or the exercise of any rights pursuant hereto.

               1.9. Other Dilutive Events. In case any event shall occur as to which the provisions of Section 1.7 or Section 1.8 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights pertaining to shares of Series E Preferred Stock in accordance with the essential intent and principles of such sections, then, in each such case, the Company shall appoint a firm of independent certified public accountants of recognized national standing (such firm to be subject to the approval of the holders of a majority of the Series E Preferred Stock and the Series H Preferred Stock"), which shall give their opinion regarding the adjustment, if any, on a basis consistent with the essential intent and principles established in Sections 1.7 and 1.8, necessary to preserve, without dilution, the conversion rights of the Series E Preferred Stock and the Series H Preferred Stock. Upon receipt of such opinion, the Company will promptly mail a copy thereof to each holder of Series E Preferred Stock and Series H Preferred Stock and shall make the adjustments described therein.

               1.10. No Dilution or Impairment. The Company will not, by amendment of its certificate of incorporation or by-laws or through any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series E Preferred Stock, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of shares of Series E Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not permit the par value of any shares of stock receivable upon the conversion of Series E Preferred Stock to exceed the amount payable therefor upon such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the conversion of the shares of Series E Preferred Stock from time to time outstanding, and (c) will not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock (or Other Securities) issuable after the action upon the conversion of all of the outstanding shares of Series E Preferred Stock would exceed the total number of shares of Common Stock (or Other Securities) then authorized by the Company's certificate of incorporation and available for the purpose of issue upon such exercise.

               1.11. Accountants' Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable upon the conversion of shares of Series E Preferred Stock, the Company at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent certified public accountants of recognized standing (such firm to be subject to the approval of the holders of a majority of the outstanding Series E Preferred Stock and Series H Preferred Stock) selected by the Company to verify such computation and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted (if required by Section 1.7) on account thereof. The Company will forthwith mail a copy of each such report to each holder of shares of Series E Preferred Stock and Series H Preferred Stock and will, upon the written request at any time of any holder of shares of Series E Preferred Stock and Series H Preferred Stock, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing in reasonable detail how it was calculated. The Company will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of Series E Preferred Stock or Series H Preferred Stock or any prospective purchaser of Series E Preferred Stock or Series H Preferred Stock designated by the holder thereof.

               1.12.  Notices of Corporate Action.  In the event of

               (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than dividends payable with respect to the Series E Preferred Stock and the Series H Preferred Stock and other than a regular periodic dividend payable in cash out of earned surplus in an amount not exceeding the amount of the immediately preceding cash dividend for such period) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

               (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger involving the Company and any other Person or any transfer of all or substantially all of the assets of the Company to any other Person, or

               (c) any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

     the Company will mail to each holder of shares of Series E Preferred Stock and the Series H Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Except for notices relating to mandatory conversion or optional redemption in connection with a Triggering Event, such notices shall be mailed at least forty-five (45) days prior to the date of the action therein specified.

               1.13.  Retirement of Converted or Redeemed Shares.
     No share or shares of Series E Preferred Stock acquired by the Company by reason of optional or mandatory redemption, purchase, conversion or otherwise shall be re-issued and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series E Preferred Stock accordingly.

               1.14. Restrictions on Transfer and Conversion of the Series E Preferred Stock By BHCA Holders.

               1.14.1.  A BHCA Holder may transfer Series E
     Preferred Stock only to an unaffiliated third party (a) in a widely dispersed public offering, (b) to one or more investors, in one or more transactions, none of whom, after such purchase would hold more than 2% of the voting securities of the Company then outstanding assuming that the Series E Preferred Stock being transferred to such investor has been fully converted by such investor, (c) to any Person that already controls the Company prior to such transfer, (d) in a transaction that complies with Rule 144 (or any successor thereto) of the Securities Act of 1933, as amended, or (e) in any other transaction approved in advance by the Federal Reserve System.

               1.14.2. A BHCA Holder may only convert Series E Preferred Stock into Common Stock in connection with the sale of the Common Stock to an unaffiliated party (a) in a widely dispersed public offering, (b) to one or more investors, in one or more transactions, none of whom, after such purchase would hold more than 2% of the voting securities of the Company then outstanding, (c) to any Person that already controls the Company prior to such transfer, (d) in a transaction that complies with Rule 144 (or any successor thereto) of the Securities Act of 1933, as amended, or (e) in any other transaction approved in advance by the Federal Reserve System.

     FURTHER RESOLVED, that, before the Company shall issue any shares of Series E Preferred Stock, a certificate pursuant to
     Section 151 of the DGCL shall be made, executed, acknowledged, filed, and recorded in accordance with the provisions of
     Section 103 and 151 of the DGCL, and the proper officers of the Company be, and they hereby are, authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.

               IN WITNESS WHEREOF, the Company has caused this Certificate to be signed in its name and on its behalf and attested on this 30th day of January, 1996 by duly authorized officers of this Corporation.

                                        NESTOR, INC.

                                        By:/s/ Simon N. Heifetz
                                           Name:  Simon N. Heifetz
                                           Title: Vice Chairman


                                EXHIBIT A

                      Currently Outstanding Warrants

     (A) outstanding Warrants to Purchase 1,114,375 shares of the Common Stock of the Company at $3.00 per share expiring at various times in 1995 and 1996, and (B) other outstanding warrants and non-qualified options to purchase 293,000 shares of the Common Stock of the Company at prices between $1.20 per share and $2.56 per share expiring in 1995 and 1997.